EXHIBIT 5.1


                               [GRAPHIC OMITTED]



September 28, 2005

Board of Directors
JED Oil Inc.

Gentlemen:

I have acted as counsel to JED Oil Inc., an Alberta corporation (the "Company"), in connection with a Registration Statement on Form F-3 (the "Registration Statement") relating to the resale of up to 666,667 common shares the Company, without par value (the "Common Stock"), by a certain shareholder of the Company named in the Registration Statement (the "Selling Shareholder"), all of which (the "Note Shares") are issuable by the Company upon conversion of a senior subordinated convertible note (the "Note").

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, I am of the opinion that the Note Shares issuable upon conversion of the Note, upon issuance, delivery and payment therefore in accordance with the terms of the Note, will be validly and legally issued as fully paid and non-assessable shares of Common Stock. My opinions expressed above are limited to the laws of the Province of Alberta and the federal laws of Canada having jurisdiction therein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to my name in the Prospectus constituting part of the Registration Statement.



                                      /signed/"Marcia L. Johnston"
                                               Marcia L. Johnston
                                               General Counsel
                                               JED OIL INC.


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               2600, 500 - 4th Ave. S.W. Calgary, Alberta T2P 2V6
             Tel: (403) 537-3250 Fax: (403) 294-1197 www.jedoil.com